Exhibit 1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of November 25, 2015, is by and between Kagoshima Shinsangyo Sousei Investment Limited Partnership, Kagoshima Development Co. Ltd. and Masaharu Tanaka (collectively, the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D with respect to Ordinary Shares of WAVE Life Sciences Ltd. beneficially owned by them from time to time. The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, or it knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be terminated by mutual agreement of the Filers at any time.

Dated: November 25, 2015	Kagoshima Shinsangyo Sousei Investment Limited
Partnership

	By:	Masaharu Tanaka
Name: Masaharu Tanaka
Its: Representative Director

Dated: November 25, 2015	Kagoshima Development Co. Ltd.

	By:	Masaharu Tanaka
Name: Masaharu Tanaka
Its: Representative Director

Dated: November 25, 2015	By:	Masaharu Tanaka
Masaharu Tanaka